Consent of Independent Certified Public Accountants

We consent to the use of our report dated November 26, 1997 on the financial statements and financial highlights for the periods indicated thereon of the Rightime Government Securities Fund, The Rightime Blue Chip Fund, The Rightime Social Awareness Fund, and The Rightime MidCap Fund, each a series of shares of The Rightime Fund, Inc. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which is included in the Statement of Additional Information filed in Post-Effective Amendment Number 23 to the Registration Statement of Form N-1A of The Rightime Fund, Inc. We also consent to the references to our Firm in such Registration Statement and Prospectus.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 13, 1998